                                                                    EXHIBIT 99.1

                         (HORNBECK OFFSHORE LETTERHEAD)

                        HORNBECK OFFSHORE SERVICES, INC.
                               Service with Energy


                               ---NEWS RELEASE---

TO:   BUSINESS WIRE, DAILY PAPERS, TRADE PRESS,        FOR:  IMMEDIATE RELEASE
      FINANCIAL AND SECURITIES ANALYSTS

CONTACTS:    TODD HORNBECK, CEO             (985) 727-2000, EXT. 206
             JIM HARP, CFO                  (985) 727-2000, EXT. 203

              HORNBECK OFFSHORE REPORTS FIRST QUARTER 2003 RESULTS

NEW ORLEANS, LOUISIANA - (BUSINESS WIRE) -- MAY 8, 2003

FIRST QUARTER RESULTS

         Hornbeck Offshore Services, Inc. ("Hornbeck" or "the Company") announced today that revenues for the quarter ended March 31, 2003 increased
20.3 percent to $27.3 million compared to $22.7 million for the same quarter in 2002. Operating income was $10.4 million or 38.1 percent of revenues for the first quarter of 2003, compared to $9.3 million or 41.0 percent of revenues for the same quarter in 2002. First quarter 2003 net income was $4.3 million, including a $0.7 million gain on disposition of a vessel, compared to $3.5 million for the first quarter 2002.

         The primary reason for the increase in revenue was the increase in the size of the Company's fleet by an average of 3.8 offshore supply vessels ("OSVs") during the first quarter 2003 compared to the first quarter 2002.

MANAGEMENT DISCUSSION

         The Company took delivery of a total of five newly constructed, deepwater OSVs on February 20, June 13, August 11 and October 20, 2002 and March 17, 2003, respectively, all of which are 240E, 240ED or 265-ft. class OSVs. The $4.6 million net increase in first quarter 2003 revenue over the prior year quarter was comprised primarily of incremental revenue from these newly constructed vessels. Operating costs and depreciation expense increased by a combined $3.5 million, primarily related to the incremental quarter-over-quarter contribution of the five new, larger class OSVs. On January 28, 2003, Hornbeck sold a tank barge, the Energy 5502, to an unrelated third party for $1.65 million, which resulted in a gain of $0.7 million. There were no such dispositions of assets in the first quarter 2002. On February 28, 2003, the Company purchased an 80,000 barrel double-hulled tank barge for $7.4 million. The purchase of the vessel, which was renamed the Energy 8001, was funded with a $7.4 million draw on Hornbeck's revolving credit facility. The amount outstanding under the revolver remained at $7.4 million as of March 31, 2003.

         Todd Hornbeck, President and CEO, stated, "Even though we continue to experience downward pressure on dayrates and utilization in our OSV segment, we had another quarter of strong financial results, primarily due to two reasons: continued fleet expansion in our OSV segment and strong winter-related activity in our tug and tank barge segment. This is the sixth consecutive quarter that we have delivered a newly constructed deepwater OSV into our fleet, a trend we expect to continue in each of the next three quarters. We also experienced a full quarter of the favorable effects of normal winter conditions on the Northeast tank barge market, a trend that may not be sustainable post-winter until current U.S. economic conditions improve."

RECENT DEVELOPMENTS

         Delivery of the HOS Bluewater. On March 17, 2003, Hornbeck took delivery of the HOS Bluewater, the Company's first 240ED class offshore supply vessel, and the first vessel to be delivered under its current eight-vessel newbuild program. The HOS Bluewater, which was delivered two weeks early by the shipyard, immediately commenced service under a spot time charter with a large independent oil and gas company to support its deepwater operations in the Gulf of Mexico.

         Bareboat of Newly Constructed Crewboat. On April 30, 2003, Hornbeck entered into a bareboat lease of a newly constructed 165-ft. crewboat, the HOS Hotshot. The vessel immediately commenced service under a spot time charter within the "pool fleet" of a major oil company to support its deepwater operations in the Gulf of Mexico.

CONFERENCE CALL

         The Company will hold a conference call to discuss its first quarter 2003 financial results at 9:00 a.m. (Central Time) today, May 8, 2003. To participate in the call, callers in the United States/Canada can dial toll-free
(800) 642-9816 and international callers can dial (706) 679-3206. The conference ID for all callers is 36406.

         An archived version of the call will be available for replay beginning at 12:00 noon (Central Time) today, May 8, 2003 and ending at midnight Thursday, May 15, 2003. To access the replay, the toll-free number for callers in the United States is (800) 642-1687 while the number for international callers is
(706) 645-9291. The conference ID for all callers is 36406.

         Hornbeck Offshore Services, Inc. is a leading provider of marine transportation services through the operation of newly constructed deepwater offshore supply vessels in the Gulf of Mexico and in Trinidad, and ocean-going tugs and tank barges in the northeastern U.S. and in Puerto Rico. Additional Company information is available at its website at www.hornbeckoffshore.com.

                           FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore's plans and intentions. These have been based on the Company's current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.



                                      ####

               HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES
                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except Other Operating Data)

                                              THREE MONTHS ENDING
                                                  MARCH 31,
                                           ------------------------
                                             2003           2002
                                           ----------    ----------
STATEMENT OF OPERATIONS (UNAUDITED):
Revenue ................................   $   27,347    $   22,743
Operating expenses .....................       10,474         8,032
Depreciation and amortization ..........        3,621         2,541
General and administrative expenses ....        2,894         2,848
                                           ----------    ----------
Total operating expenses ...............       16,989        13,421
                                           ----------    ----------
Operating income .......................       10,358         9,322
Interest expense .......................        4,217         3,941
Interest income ........................          (72)         (246)
Other income, net(2) ...................         (706)           --
                                           ----------    ----------
Income before income taxes .............        6,919         5,627
Income tax expense .....................        2,629         2,138
                                           ----------    ----------
Net income .............................   $    4,290    $    3,489
                                           ==========    ==========



OTHER FINANCIAL DATA (UNAUDITED):
EBITDA(1)
Net income ...........................   $    4,290    $    3,489
Plus (minus):
Interest expense .....................        4,217         3,941
Income tax expense ...................        2,629         2,138
Depreciation and amortization ........        3,621         2,541
Other income, net(2) .................         (706)           --
                                         ----------    ----------
EBITDA                                   $   14,051    $   12,109
                                         ==========    ==========


                                         AS OF MARCH 31,    AS OF DECEMBER 31,
                                              2003                 2002
                                         ----------------   ------------------
BALANCE SHEET DATA (UNAUDITED):
Cash and cash equivalents ............   $         12,797   $           22,228
Working capital ......................             17,942               22,265
Property, plant and equipment, net ...            244,340              226,232
Total assets .........................            287,527              278,290
Total debt ...........................            181,085              172,350
Stockholders' equity .................             76,174               71,875




(1) Earnings before interest expense, provision for income taxes, depreciation and amortization ("EBITDA") is an important financial performance measure that is used by ratings agencies, lenders and most of the Company's investors, particularly those who invest in the Senior Notes, as well as investment banks that issue high yield debt research on the Company. In addition, EBITDA is used in the financial ratios and covenants included in the credit agreement governing the revolving line of credit and the indenture governing the Senior Notes. This table reflects the calculation of EBITDA. EBITDA is presented as it is commonly used by certain investors to analyze and compare operating performance and to determine a company's ability to service or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flow or other income or cash flow data or as a measure of a company's profitability or liquidity and is not a measure calculated in accordance with accounting principles generally accepted in the United States. EBITDA is not necessarily comparable with similarly titled measures reported by other companies. In determining the Company's EBITDA, other income or (expense) is excluded, except for equity in income from investments.

(2) Represents other operating income and expenses, including gains or losses on disposition of assets.

               Hornbeck Offshore Services, Inc. and Subsidiaries
                Unaudited Consolidated Statements of Operations
                  (in thousands, except Other Operating Data)


                                              Three Months Ending
                                                   March 31,
                                            ------------------------
                                               2003         2002
                                            ----------    ----------
OTHER OPERATING DATA (UNAUDITED):
OFFSHORE SUPPLY VESSELS:
  Average number ........................        13.2           9.4
  Average utilization rate(1)............        89.7%         95.9%
  Average dayrate(2).....................  $   12,397    $   12,012
TUGS AND TANK BARGES:
  Average number of tank barges .........        15.5          16.0
  Average fleet capacity (barrels) ......   1,111,264     1,130,727
  Average barge size (barrels) ..........      71,515        70,670
  Average utilization rate(1)............        83.4%         86.9%
  Average dayrate(3).....................  $   11,442    $    9,500




(1) Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

(2) Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.


(3) Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost of in-chartering third party equipment paid by customers.




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